                                                  Exhibit 99

October 23, 1995 -       THE ST. PAUL COMPANIES REPORTS RECORD
                         NINE-MONTHS OPERATING EARNINGS

St. Paul, Minn. - The St. Paul Companies (NYSE:SPC) reported record operating earnings of $340.3 million, or $3.72 per share, for the first nine months of 1995, compared with $287.3 million, or $3.20 per share, for the same period of 1994.

     Net income for the first nine months of 1995 was $366.0 million, or $4.00 per share, compared with $322.0 million, or $3.59 per share, for nine-months 1994. Net income for the first nine months of 1995 included after-tax realized investment gains of $25.7 million, or $0.28 per share, compared with gains of $34.7 million, or $0.39 per share, for nine-months 1994.

     Common shareholders' equity was $3.5 billion at Sept.
30, a new high and more than $750 million higher than year-end 1994.

     "Nine-months operating earnings in 1995 were our highest ever, despite pretax catastrophe losses of $99 million, the second-worst nine-months total in our history.
Strong underwriting results, coupled with effective expense controls, carried the day, however," said Douglas W.
Leatherdale, chairman and chief executive officer.

"1995 catastrophes have cost the U.S. property-liability insurance industry close to $6 billion through the end of September -- not including Hurricane Opal, which occurred in October.

"Hurricane Opal, the strongest storm this season, is expected to produce fourth-quarter pretax losses ranging from $25 million to $30 million for The St. Paul Companies and over $2 billion for the U.S. property-liability insurance industry," Leatherdale added.

Third-quarter Results
---------------------

     For the third quarter of 1995, operating earnings were $125.1 million, or $1.35 per share, compared with last year's third-quarter operating earnings of $120.5 million, or $1.35 per share. 1995's quarterly per-share figure reflected The St. Paul's issuance earlier this year of convertible monthly income preferred securities.

     Net income for third-quarter 1995 was $142.4 million, or $1.54 per share, compared with net income of $129.8 million, or $1.45 per share, for the third quarter of 1994.
Third-quarter 1995 net income included after-tax realized investment gains of $17.3 million, or $0.19 per share, compared with gains of $9.3 million, or $0.10 per share, in the same period of 1994.

     "We had a solid quarter in terms of both growth and profits," Leatherdale said. "Revenues, at $1.4 billion, were up 14%, and operating earnings increased 4 percent over last year."

Underwriting Operations
------------------------

     "The combination of a 15 percent increase in earned premiums, pretax investment income growth of 9 percent, and an expense ratio of 28.5 produced a very good quarter for our underwriting operations," Leatherdale said.

     "Underwriting results were good throughout the organization. I'm particularly pleased with the third-quarter performance of our International Underwriting operation, which improved its results significantly from past quarters."

                   THE ST. PAUL COMPANIES
            THIRD-QUARTER UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Three months ended Sept. 30        1995            1994
---------------------------        ----            ----

Written premiums           $1,157,628,000   $1,008,816,000

Underwriting loss            ($25,334,000)    ($20,065,000)

Net investment income        $183,845,000     $169,383,000

Pretax operating earnings*   $147,666,000     $146,961,000

Statutory combined ratio            100.4             99.9

*excluding realized investment gains

                   THE ST. PAUL COMPANIES
             NINE-MONTHS UNDERWRITING OPERATIONS
                         HIGHLIGHTS

Nine months ended Sept. 30         1995            1994
--------------------------         ----            ----

Written premiums           $3,169,117,000   $2,734,506,000

Underwriting loss            ($66,461,000)   ($116,666,000)

Net investment income        $543,073,000     $498,369,000

Pretax operating earnings*   $443,591,000     $361,838,000

Combined ratio                      101.3            103.4

*excluding realized investment gains


Insurance Brokerage Operations
------------------------------

     For the third quarter of 1995, The Minet Group, The St.
Paul's London-based insurance brokerage operation, had pretax income of $4.6 million, compared with pretax income of $2.5 million for the third quarter of 1994.

     For the first nine months of 1995, Minet had a pretax loss of $13.7 million, compared with a pretax loss of $11.2 million for the first nine months of 1994.

     "Minet's profits edged up in the third quarter, but brokerage fees and commissions remained flat, reflecting the competitive marketplace," Leatherdale said.

The John Nuveen Company
-----------------------

     The St. Paul's portion of The John Nuveen Company's third-quarter 1995 pretax operating earnings totaled $22.2 million, compared with pretax operating earnings of $19.0
million for the same period in 1994. The St. Paul owns 77 percent of Nuveen.

     For nine-months 1995, The St. Paul's portion of
Nuveen's pretax operating earnings was $61.1 million, compared with $54.1 million for the first nine months of 1994.

Consolidated Financial Position
-------------------------------

     Consolidated assets of The St. Paul Companies as of
Sept. 30, 1995, were $18.8 billion, compared with $17.5 billion as of Dec. 31, 1994.

     Book value per common share as of Sept. 30, 1995, was $41.16, compared with $32.46 on Dec. 31, 1994.

     The St. Paul Companies, headquartered in Saint Paul,
Minn. is a group of companies that provides property-liability insurance underwriting and insurance brokerage products and services throughout the world.

                   THE ST. PAUL COMPANIES
                    THIRD-QUARTER RESULTS

                                           1995              1994
                                           ----              ----

Revenues                         $1,364,866,000    $1,199,068,000

Operating Earnings                 $125,100,000      $120,488,000
   Per Common Share (Fully Diluted)       $1.35             $1.35

Realized Investment Gains,
   Net of Taxes                     $17,299,000        $9,320,000
   Per Common Share (Fully Diluted)       $0.19             $0.10

Net Income                         $142,399,000      $129,808,000
   Per Common Share (Fully Diluted)       $1.54             $1.45


                   THE ST. PAUL COMPANIES
                     NINE-MONTHS RESULTS

                                           1995              1994
                                           ----              ----

Revenues                         $3,963,053,000    $3,527,992,000

Operating Earnings                 $340,273,000      $287,339,000
   Per Common Share (Fully Diluted)       $3.72             $3.20

Realized Investment Gains,
   Net of Taxes                     $25,689,000       $34,668,000
   Per Common Share (Fully Diluted)       $0.28             $0.39

Net Income                         $365,962,000      $322,007,000
   Per Common Share (Fully Diluted)       $4.00             $3.59